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                                                                   EXHIBIT 99.1


                            [RENAL CARE GROUP LOGO]

                                 News Release


CONTACT: R. DIRK ALLISON
         CHIEF FINANCIAL OFFICER
         615.345.5581

             RENAL CARE GROUP FOUNDER AND CHAIRMAN SAM BROOKS DIES

         NASHVILLE, Tennessee, March 20, 2003 -- Renal Care Group, Inc. (NYSE:RCI) today announced that Sam Brooks, its chairman, chief executive officer and president, died this morning of complications related to cancer at his Nashville home.

         Mr. Brooks, who was 64 years old, was one of Renal Care Group's founders. Mr. Brooks was Renal Care Group's chief executive officer beginning in 1995 and assumed the position of chairman in 1997. Prior to forming Renal Care Group, Mr. Brooks established and was president of MedCare Investments, Inc., a health care investment company, from 1991 to 1995. From 1969 to 1986, Mr. Brooks was with Hospital Corporation of America (HCA), ending his tenure there as vice president and chief financial officer. He began his career in 1962 in the Dallas office of Ernst & Ernst (now Ernst & Young), with principal responsibility for healthcare clients.

         Mr. Brooks was born in Waco, Texas and graduated from Baylor University with a Bachelor of Science degree in business administration. He is survived by his wife, the former Linda Daniel, his three children, Dan Brooks, Wendy Brooks and Ashley Brooks, and by his mother, Mrs. Macil Brooks of Fort Worth, Texas.

         During his forty-year career, Mr. Brooks was a leader in the health care industry. In addition to Renal Care Group, he was a founding director of three public health care services companies: Nationwide Health Properties, a real estate investment trust; Quorum Health Group, an owner and operator of acute care hospitals; and PhyCor, an operator of multi-specialty medical clinics. Mr. Brooks was also active with numerous private health care services businesses.

         Dr. Harry Jacobson, Vice Chancellor for Health Affairs at Vanderbilt University Medical Center and a director of Renal Care Group, said, "Today is a very sad day for Renal Care Group and the Nashville health care services community. Sam Brooks was a great leader and brought the highest levels of personal integrity and dedication to everything he did. He carried the founders' vision of providing optimal patient care to Renal Care Group's patients with him in all of his activities with the company. He took a personal interest in his associates and encouraged everyone around him to strive for the same high standards of personal character and work ethic as he did. Mr. Brooks will be greatly missed. As we deal with our grief, the best way to honor his memory and legacy is to continue to carry out Renal Care Group's mission, vision and values."


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         Renal Care Group, Inc. is a specialized dialysis services company that provides care to patients with kidney disease. The Company currently treats over 20,500 at more than 268 owned outpatient dialysis facilities, in addition to providing acute dialysis services to approximately 120 hospitals. Over 6,500 associates provide services across the Company's 27-state network. More information about Renal Care Group may be found at www.renalcaregroup.com.

         Certain statements in this press release, particularly those of Dr. Jacobson constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are usually preceded by words like expect, plan, intend, will and the like. These forward-looking statements reflect management's expectations and are based upon currently available information. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Renal Care Group to differ materially from those expressed in or implied by the forward-looking statements, including risks related to: dependence on executive officers; compliance with health care and other applicable laws; the integration of acquired companies; changes in the Medicare and Medicaid programs; risks related to the drug Epogen (EPO); payment reductions by private insurers, hospitals or managed care organizations; and changes in the health care delivery, financing or reimbursement systems. These and other factors affecting the Company are discussed in more detail in Renal Care Group's reports filed with the Securities and Exchange Commission, including without limitation Renal Care Group's annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. Copies of these filings are available from Renal Care Group upon request.


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